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                                   EXHIBIT 11

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE



     Set forth below are computations, on a primary basis and on a fully diluted basis in accordance with subparagraph (b) (11) of Item 601 of Regulation S-K of the Securities and Exchange Commission, of earnings per share of the Common Stock, without par value, of Registrant.


(Dollars in millions, except per share)

                                                               Three Months Ended                         Nine Months Ended
                                                                  September 30,                              September 30,
                                                          1996                1995                    1996                1995
                                                        ---------           ---------               ---------          ---------
Primary:

Net Income                                                $170.2              $157.5                  $509.9              $464.6

Adjusted average number of
  shares outstanding                                 156,719,165         154,286,528             156,626,470         153,593,401

PRIMARY EARNINGS PER SHARE                                 $1.09               $1.02                   $3.26               $3.03



Fully Diluted:

Net Income                                                $170.2              $157.5                  $509.9              $464.6

Adjusted average number
  of shares outstanding                              156,742,932         154,286,528             156,626,470         153,836,488


FULLY DILUTED EARNINGS PER SHARE                           $1.09               $1.02                   $3.26               $3.02




     The foregoing computations do not reflect any significant potentially dilutive effect Registrant's Preferred Stock Purchase Rights Plan could have in the event such Rights (which were distributed as a dividend to shareholders of record on July 29, 1996) become exercisable and any shares of either Series
B Preferred Stock or the Common Stock of Registrant are issued upon the exercise of, or in exchange for, such Rights.
     Reference is made to Registrant's Registration Statement on Form 8-A (File No. 2-1927) dated June 11, 1996 relating to Registrant's Preferred Stock Purchase Rights and the related Rights Agreement dated as of June 4, 1996, regarding the currently effective Rights Plan. Reference is also made to Note 18, captioned "Preferred Stock Purchase Rights Plan", in the Notes to Financial Statements set forth in Item 8 of Registrant's Annual Report on Form 10-K for the year ended December 31, 1995 at page 49, in respect of the Preferred Stock Purchase Rights which expired without becoming exercisable on July 28, 1996.





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